Exhibit 2.11

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE, dated as of June 27, 2006 (this “Second Supplemental Indenture”) among WPP Finance (UK), a private unlimited liability company organized and existing under the laws of England and Wales (the “Issuer”), WPP 2005 Limited (formerly known as WPP Group plc), a private limited liability company organized and existing under the laws of England and Wales (the “Company”), WPP Group plc (formerly known as WPP 2005 plc), a public limited company organized and existing under the laws of England and Wales (“WPP”), and Citibank, N.A., a national banking association duly incorporated and existing under the laws of the United States, as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Issuer, the Company and the Trustee executed and delivered an Indenture, dated as of June 23, 2004 (as supplemented and amended, the “Indenture”), to provide for the issuance by the Issuer and the guarantee by the Company of debt securities to be issued in one or more series (the “Securities”);

WHEREAS, as of June 23, 2004, the Issuer, the Company and the Trustee executed and delivered a First Supplemental Indenture to create a series of Securities to be issuable under the Indenture and to be known as the Issuer’s “5.875% Notes due 2014”;

WHEREAS, on October 25, 2005 (the “Scheme Effective Date”) pursuant to a Scheme of Arrangement (under Section 425 of the United Kingdom Companies Act 1985), dated August 31, 2005, between the Company and the holders of the Company’s Ordinary Shares (the “Scheme”), (a) all outstanding ordinary shares of the Company were cancelled and extinguished, (b) new shares of the Company having an aggregate nominal amount equal to the cancelled and extinguished ordinary shares were allotted and issued to WPP (and as a result the Company became a wholly-owned subsidiary of WPP), and (c) in consideration for the cancellation of the Company’s ordinary shares and the issuance of the Company’s ordinary shares to WPP, WPP allotted and issued to holders of the Company’s ordinary shares one ordinary share of WPP for each of the Company’s ordinary shares canceled under the Scheme;

WHEREAS, pursuant to Article I of this Second Supplemental Indenture, WPP will become a co-obligor, jointly and severally with the Company, with respect to the guarantee of the due and punctual payment of principal and interest under the Securities and the due and punctual payment of any sinking fund payments provided for pursuant to the terms of the Securities and the Indenture from and after the Scheme Effective Date;

WHEREAS, pursuant to Section 901 of the Indenture, the Issuer, the Company and the Trustee may, without the consent of the Holders, enter into a supplement to the Indenture for the purpose of making a change to the Indenture that does not adversely affect the interests of the Holders of Securities of any series in any material respect;

WHEREAS, in connection with the execution and delivery of this Second Supplemental Indenture, the Trustee has received an Opinion of Counsel as contemplated by Sections 102 and 903 of the Indenture;

WHEREAS, all other acts necessary to make this Second Supplemental Indenture a valid, binding and enforceable instrument, and all of the conditions and requirements set forth in the Indenture, have been performed and fulfilled and the execution and delivery of this Second Supplemental Indenture have been in all respects duly authorized.

NOW THEREFORE, the parties have executed and delivered this Second Supplemental Indenture, and each of the Issuer, the Company, WPP and the Trustee hereby agrees for the other parties’ benefit, and for the equal and ratable benefit of the Holders, as follows:

ARTICLE I

ADDITION OF CO-GUARANTOR

Section 1.01. ADDITION OF SECTION 1403. A new Section 1403 is hereby added to the Indenture as follows, effective as of the Scheme Effective Date:

“Section 1403. WPP Co-Obligation.

(a) WPP hereby agrees to be bound by, and to observe and perform, the terms of this Indenture as if all references in this Indenture and the Securities to the “Company” were to WPP and the Company, jointly and severally.”

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 2.01. AUTHORITY. Each of the Issuer, the Company and WPP represents and warrants that it has been duly authorized under applicable law to execute, deliver and perform this Second Supplemental Indenture, and all corporate action on its part required for the execution, delivery and performance of this Second Supplemental Indenture by it has been duly and effectively taken.

Section 2.02. TRUTH OF RECITALS AND STATEMENTS OF THE COMPANY. Each of the Issuer, the Company and WPP represents and warrants that the recitals of fact and statements contained in this Second Supplemental Indenture with respect to it are true and correct in all material respects, and that the recitals of fact and statements contained in all certificates and other documents furnished by it in connection herewith will be true and correct in all material respects.

Section 2.03. EXECUTION OF SECOND SUPPLEMENTAL INDENTURE. Each of the Issuer, the Company and WPP represents and warrants that the execution of this Second Supplemental Indenture is permitted by the terms of the Indenture and all conditions precedent to its execution have been complied with.

Section 2.04. NO ADVERSE EFFECT. Each of the Issuer, the Company and WPP represents and warrants that the changes to the Indenture set forth in this Second Supplemental Indenture do not adversely affect the interests of the Holders of Securities of any series in any material respect.

ARTICLE III

MISCELLANEOUS

Section 3.01. CONSTRUCTION. All capitalized terms used herein without definition shall have the meanings specified in the Indenture.

Section 3.02. RELATION TO INDENTURE. The provisions of this Second Supplemental Indenture shall become effective as of the Scheme Effective Date. This Second Supplemental Indenture and all the terms and provisions herein contained shall form a part of the Indenture as fully and with the same effect as if all such terms and provisions had been set forth in the Indenture and each and every term and condition contained in the Indenture shall apply to this Second Supplemental Indenture with the same force and effect as if the same were set forth in full in this Second Supplemental Indenture, with such omissions, variations and modifications thereof as may be appropriate to make each such term and condition consistent with this Second Supplemental Indenture. The Indenture is hereby ratified and confirmed and shall remain and continue in full force and effect in accordance with its terms and provisions, as supplemented and amended by this Second Supplemental Indenture and the Indenture and this Second Supplemental Indenture shall be read, taken and construed together as one instrument.

Section 3.03. COUNTERPARTS. This Second Supplemental Indenture may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

Section 3.04. GOVERNING LAW. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

WPP FINANCE (UK)

By:	/s/ Paul W. G. Richardson

Name:	Paul W. G. Richardson

Title:	Director

By:	/s/ Chris Sweetland

Name:	Chris Sweetland

Title:	Director

WPP 2005 LIMITED

By:	Paul W. G. Richardson

Name:	Paul W. G. Richardson

Title:	Director

By:	/s/ Marie Capes

Name:	Marie Capes

Title:	Secretary

WPP GROUP plc

By:	/s/ Paul W. G. Richardson

Name:	Paul W. G. Richardson

Title:	Group Finance Director

By:	/s/ Marie Capes

Name:	Marie Capes

Title:	Secretary

CITIBANK, N.A., as Trustee

By:	/s/ Nancy Forte

Name:	Nancy Forte

Title:	Assistant Vice President

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